Exhibit 10.9

Form of First Amendment to Loan dated March 7, 2007, Consent and Subordination

TO:	North American Technologies Group, Inc. (“NATK”)

Re:	Promissory Notes Dated March 7, 2007 in the Original Principal Amount of $2,000,000 (the “Notes”)

Dear Sirs:

Reference is made to those certain promissory notes dated March 7, 2007 in the aggregate principal amount of $2,000,000. In consideration of the sale and issuance by the Company of $3,000,000 aggregate principal amount of 8% Convertible Debentures due July, 2010 (the “July 2010 Debentures”) to the undersigned and other persons, to the extent required under the Notes, the undersigned hereby (i) consents to the transactions contemplated by the July 2010 Debentures, (ii) agrees that the Maturity Date of the Notes shall be extended to October 31, 2008, (iii) waives any provision under the Notes that would prohibit the transactions contemplated by the Agreement, and (iv) agrees that the right of payment of the Notes shall be subordinate to the prior right of payment of the July 2010 Debentures. This amendment, consent and waiver is limited to the transactions contemplated by the July 2010 Debentures and except as specifically waived or modified by the terms of this letter, the Notes shall remain unmodified and in full force and effect, and shall not be in any way changed, modified or superseded by the terms set forth herein.

[NAME OF INVESTOR]

By:
Name:
Title: